Exhibit (5)

January 6, 2004

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 (the “Securities Act”) by Eastman Kodak Company, a New Jersey corporation (the “Company”), of $575,000,000 aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 (the “Notes”), and such indeterminate number of shares of common stock, par value $2.50 per share, of the Company as may be required for issuance upon conversion of the Notes (the “Conversion Shares”), pursuant to the Company’s Registration Statement on Form S-3 relating to the Notes and the Conversion Shares (the “Registration Statement”).

The Notes were originally sold by the Company under Rule 144A under the Securities Act pursuant to a Purchase Agreement dated October 7, 2003, between the Company and Citigroup Global Markets Inc. and Lehman Brothers Inc., as initial purchasers and as representatives of the several initial purchasers named therein. The Notes were issued under an Indenture, dated as of January 1, 1988, between the Company and The Bank of New York (the “Trustee”), as Trustee, as amended by a First Supplemental Indenture dated as of September 6, 1991, a Second Supplemental Indenture dated as of September 20, 1991, a Third Supplemental Indenture dated as of January 26, 1993, a Fourth Supplemental Indenture dated as of March 1, 1993, and a Fifth Supplemental Indenture dated as of October 10, 2003, pursuant to which the Notes were issued (the indenture as so amended being hereinafter referred to as the “Indenture”).

I am Senior Vice President and General Counsel of the Company, and am familiar with and have examined, either personally or through attorneys under my supervision, direction and control, originals or copies certified or otherwise identified to my satisfaction, of the Registration Statement, the Indenture, the Restated Certificate of Incorporation and bylaws of the Company and such other corporate records, certificates of corporate officials as to certain matters of fact, and instruments and documents as I have deemed necessary or advisable as a basis for the opinions set forth herein.

In such examination, I have assumed the genuineness of all signatures (other than the signatures of persons signing on behalf of the Company), the authenticity and completeness of all documents, certificates, instruments and records submitted as originals and the conformity to the original instruments of all documents submitted as copies, and the authenticity and completeness of the originals of such copies. In addition, in rendering this opinion, as to certain matters of fact, I have relied solely upon certificates of officers of the Company and certificates or telegrams of public officials, without any independent investigation of such matters.

Based upon the foregoing, I am of the opinion that:

1.	The Company exists as a corporation under the laws of the State of New Jersey.

2.	The Notes have been duly authorized by all necessary corporate action of the Company as contemplated by the Indenture and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (a) enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the extent that the obligations of the Company under such Notes may be dependent upon such matters, I assume for purposes of this opinion that the Trustee was at all relevant times, is, and at all relevant times will be a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to enter into and perform its obligations under the Indenture, and that the Indenture constituted at all relevant times, constitutes, and at all relevant times will constitute the valid and legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

3.	The Conversion Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued, fully paid and non-assessable.

The laws covered by the opinions expressed herein are limited to the Buiness Corporation Act of the State of New Jersey and, with respect to the opinions expressed in paragraph 2 above, the laws of the State of New York.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Opinions” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under

Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion is for the sole benefit of the addressee and, without my express prior written consent, may not be relied upon by any other person.

Very truly yours,

/s/ Gary P. Van Graafeiland

Gary P. Van Graafeiland

General Counsel and

Senior Vice President

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